Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT AT ARBIOS:	CONTACT AT RX COMMUNICATIONS GROUP

Amy Factor, Chief Executive Officer	Paula Schwartz (Investors) 917-322-2216
973-377-7665	Pat Garrison (Media) 917-322-2567
amy@arbios.com

ARBIOS APPOINTS DENNIS KOGOD AND THOMAS M. TULLY
TO THE BOARD OF DIRECTORS

LOS ANGELES, CA - May 18, 2005 -- Arbios Systems, Inc. (OTC: ABOS) a biomedical device company developing proprietary liver assist devices for the treatment of liver failure, announced today that the Company has appointed Dennis Kogod and Thomas M. Tully to its Board of Directors. The additions of Mssrs. Kogod and Tully bring Arbios’ Board to nine members.

Mr. Kogod is currently President and Chief Operating Officer of the West Division of Gambro Healthcare USA (a subsidiary of Gambro, Inc.), a healthcare service provider that owns and operates chronic renal dialysis clinics and peritoneal dialysis programs, and provides acute dialysis services to hospitals. Gambro is currently one of the three largest dialysis providers in the United States. Mr. Kogod joined Gambro Healthcare USA in July 2000 as a Division President, and became its President and Chief Operating Officer in January 2004. In December 2004, Gambro Healthcare USA entered into an agreement to divest its US clinics business to DaVita, a leading provider of dialysis services for patients suffering from chronic kidney failure. Upon consummation of this transaction, Mr. Kogod will join the DaVita senior management team.

Before joining Gambro Healthcare USA, from July 1987 to July 2000, Mr. Kogod was employed with Teleflex Corporation, a NYSE-listed company, where, from December 1999 to July 2000, he served as Division President of the Teleflex Medical Group, a global supplier of medical devices, surgical instruments and disposable medical products. Prior to his appointment as Division President for the Medical Device OEM Division, Mr. Kogod served as Corporate Vice President, overseeing operations in Asia Pacific, Central and South America and Canada. During his 13 years at Teleflex, Mr. Kogod spent nine years focusing on Sales and Marketing of Surgical Products, Devices and Services in the US. Mr. Kogod received his business degree from the University of Florida, and has also completed a number of Sales and Management Executive programs.

Mr. Tully brings to Arbios more than 30 years of senior level management experience in the medical products business, including pharmaceuticals, medical devices, consumer products and biotechnology. Mr. Tully was, until his recent retirement, President and Chief Executive Officer of Neothermia Corporation, a privately held medical device company developing minimally invasive devices for use in cancer biopsy and tumor removal procedures. From June 1995 to April 2000 Mr. Tully was the President and Chief Executive Officer of Nitinol Medical Technologies, Inc., a publicly held medical device company which develops and markets minimally invasive medical devices for the treatment of patients who have cardiac sources of embolic stroke. Prior to that, Mr. Tully served as President of publicly held Organogenesis Inc., from 1991 to 1994, and as the President of Schnieder (USA) Inc. from 1988 to 1991. From 1983 through 1988, Mr. Tully held various positions with Johnson & Johnson, including President, Johnson & Johnson Interventional Systems and Vice President Marketing and Sales. Mr. Tully received his Bachelor of Arts degree from Michigan State University.

Commenting on these latest appointments, Amy Factor, Chief Executive Officer of Arbios, stated, “We are delighted to welcome Dennis and Tom to the Arbios board. Dennis’ deep experience in the dialysis market, and Tom’s expertise in the management of medical device companies, particularly in the area of marketing and sales, are highly complementary. The invaluable industry expertise these gentleman bring to Arbios and their backgrounds, contacts and counsel will be extremely beneficial to the Company as we move forward with the development and eventual marketing and commercialization of our proprietary liver assist devices.”
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Arbios Systems, Inc. is a biomedical device company that, through its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios’ products in development include SEPET™, a novel blood purification therapy and HepatAssist-2™, a bioartificial liver combining liver cell therapy and sorbent-based detoxification.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to obtaining clinical site approvals, manufacturing SEPET™ cartridges, enrolling patients, compliance with regulatory requirement, the results of the clinical tests to be conducted by the company, the need for subsequent substantial additional financing to complete clinical development of its products, and Arbios' ability to successfully market its products and technologies. These statements represent the judgment of Arbios' management as of this date and are subject to risks and uncertainties that could materially affect the company. The company does not undertake any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. SEPET™ and HepatAssist-2™ are trademarks of Arbios Technologies, Inc., the subsidiary of Arbios Systems, Inc.

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